Exhibit 99.2

Immunome Announces Pricing of Upsized Public Offering of Common Stock

January 29, 2025

BOTHELL, Wash. – Immunome, Inc. (“Immunome”) (Nasdaq: IMNM), a biotechnology company focused on developing first-in-class and best-in-class targeted cancer therapies, today announced the pricing of an underwritten public offering of 19,354,839 shares of its common stock at a price to the public of $7.75 per share. All of the shares are to be sold by Immunome.

The gross proceeds to Immunome from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be $150.0 million. In addition, Immunome has granted the underwriters a 30-day option to purchase up to an additional 2,903,225 shares of its common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on January 31, 2025, subject to the satisfaction of customary closing conditions.

J.P. Morgan, TD Cowen, Leerink Partners and Guggenheim Securities are acting as joint book-running managers for the offering. Wedbush PacGrow is acting as lead manager for the offering.

The offering is being made pursuant to a shelf registration statement on Form S-3 that was filed with the U.S. Securities and Exchange Commission (the "SEC") on February 13, 2024 and automatically became effective upon filing. A preliminary prospectus supplement and accompanying prospectus relating to the proposed offering were filed with the SEC and are available for free on the SEC’s website located at http://www.sec.gov. A final prospectus supplement and accompanying prospectus relating to the proposed offering will be filed with the SEC and will be available for free on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, by telephone at (855) 495-9846 or by email at TD.ECM_Prospectus@tdsecurities.com; Leerink Partners LLC, Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@leerink.com; or Guggenheim Securities, LLC Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017 or by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Immunome, Inc.

Immunome is a clinical-stage targeted oncology company committed to developing first-in-class and best-in-class targeted therapies designed to improve outcomes for cancer patients. We are advancing an innovative portfolio of therapeutics, drawing on leadership that previously played key roles in the design, development, and commercialization of cutting-edge targeted cancer therapies, including antibody-drug conjugate therapies (ADCs). Our most advanced pipeline programs are varegacestat (formerly AL102), a gamma secretase inhibitor which is currently in a Phase 3 trial for treatment of desmoid tumors, IM-1021, a ROR1 ADC with an active IND, and IM-3050, a FAP-targeted radioligand, which is the subject of an IND expected to be submitted in the first quarter of 2025. Our pipeline also includes IM-1617, IM-1335, and IM-1340, all of which are preclinical ADCs pursuing undisclosed targets with expression in multiple solid tumors.

Forward-Looking Statements

Statements contained in this press release regarding Immunome’s expectations regarding the offering are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, Immunome’s expectations of market conditions and the satisfaction of customary closing conditions related to the public offering, and the expected closing of the offering and the anticipated use of proceeds therefrom, and are based upon Immunome’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, Immunome’s expectations regarding market conditions, the satisfaction of customary closing conditions related to the offering, Immunome's ability to complete the offering, and the risks and uncertainties inherent in Immunome’s business. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Immunome's most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Immunome's other filings with the SEC, including those contained or incorporated by reference in the preliminary prospectus supplement and accompanying prospectus related to the offering filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Immunome undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact:

Max Rosett

Chief Financial Officer

mrosett@immunome.com